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EXHIBIT 10.21

March 25, 2022

PERSONAL AND CONFIDENTIAL

Uri A. Lopatin, M.D.

Re: Transition and Separation Agreement and General Release of Claims

Dear Uri:

Effective March 1, 2022 (the “Transition Date”) you no longer serve as the Chief Executive Officer and President of the Company. This letter (this “Agreement”) provides notices that on July 31, 2022 (the “Separation Date”), your employment with Pardes Biosciences, Inc. (the “Company”) shall terminate without Cause (as defined in Section 1(d) of the Executive Severance Plan). During the period between the Transition Date and the Separation Date (the “Transition Period”), you will continue as an employee of the Company serving in the role of Chief Scientific and Strategic Advisor and your compensation and severance benefits remain unchanged through the Separation Date. The Company thanks you for your contributions, assistance and continued commitment to the Company during this transition period. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning assigned to such term in the Executive Severance Plan, a copy of which is attached hereto as Exhibit A (the “Executive Severance Plan”).This Agreement, together with the supplemental release attached hereto Exhibit B (the “Supplemental Release”), sets forth the terms of the general release of claims between you and the Company as contemplated under the Executive Severance Plan. You acknowledge that this Agreement and the Supplemental Release becoming effective are conditions of your right to receive the separation benefits set forth in Section 2(b) of this Agreement. You agree that such separation benefits are due solely from the Company.

On the Separation Date, you shall confirm to the Company (i) that you have received payment of your accrued salary through the Separate Date, and (ii) that you have submitted for reimbursement all outstanding, approved and reasonable business expenses that you incurred on the Company’s behalf through the Separation Date. Also regardless of whether you enter into this Agreement, you will be entitled to receive the Accrued Benefits and you will remain bound by your continuing obligations to the Company (collectively, the “Continuing Obligations”) under your Confidential Information and Invention Assignment Agreement dated February 29, 2020 (the “CIIA”). Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations and non-solicitation obligations.

The remainder of this letter sets forth the terms of the Agreement. You acknowledge that you are entering into this Agreement knowingly and voluntarily. With those understandings, you and the Company agree as follows:

(1)
Separation from Employment

This confirms that your employment with the Company shall terminate on the Separation Date. You further confirm that as of the Transition Date you shall be deemed to have resigned as an officer of the Company, including the positions of Chief Executive Officer, President and Principal Executive Officer. After the Separation Date, except for your role as director of the Company and as a consultant under the Consulting Agreement (as defined below), you will not represent yourself as being an employee, officer, attorney, agent, or representative of the Company (or its affiliates) for any purpose. Except as otherwise set forth in this Agreement and the Executive Severance Plan, the Separation Date will be your employment termination date for all purposes, meaning you are not entitled to any further compensation, monies, or other benefits from the Company (or its affiliates), including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date. Accordingly, your right to participate in the Company’s medical, dental and vision health benefits will cease on the last day of the month in which the Separation

2173 Salk Ave., Suite 250, PMB #052, Carlsbad, CA 92008

Date occurs except you will have the right to continue group health care coverage after such date under the law known as “COBRA” which will be described in a separate written notice by Anthem.

(2)
Consideration
(a)
Transition Period. Until April 30, 2022 you will remain a full time employee and you will continue to receive your base salary at your current annualized rate of $468,000. Commencing May 1, 2022, your hours will be reduced to 75% time and your base salary shall be reduced to an annualized rate of $351,000. You will remain a participant in the Company’s benefits plans and be paid your applicable base salary rate in accordance with the Company’s standard payroll practices through the Separation Date.
(b)
Supplemental Consideration. Subject to this Agreement becoming effective and your compliance with this Agreement, the Supplemental Release becoming effective and your compliance with the Continuing Obligations and the terms and conditions set forth in the Executive Severance Plan, the Company shall provide you with the following (collectively, the “Supplemental Consideration”):
(i)
Severance Benefits. The Company agrees to provide you with the severance benefits of a Tier 1 Executive under the terms and conditions set forth in Section 6 of the Executive Severance Plan, which in summary provides: (i) payment to you of an amount equal to twelve (12) months Base Salary (as defined in the Executive Severance Plan), which would be the base salary in effect on the date you sign this letter, and (ii) to the extent you were participating in the Company’s group health plan immediately prior to the Separation Date and elect COBRA health continuation, then the Company shall pay to you a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have paid had you remained an employee. All payments will be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 (twelve) months. The foregoing is qualified and subject in its entirety to the terms and conditions set forth in the Executive Severance Plan.
(ii)
Consulting Arrangement. The Company agrees to engage you as a consultant pursuant to the consulting agreement set forth in Exhibit C attached hereto (the “Consulting Agreement”) to be effective immediately following the Separation Date that shall provide for your continuation of service to the Company on the terms and subject to the conditions set forth therein. Your service as a Consultant pursuant to the Consulting Agreement will constitute an uninterrupted “Service Relationship” (as defined in the 2021 Stock Option and Incentive Plan) and “Continuous Service Status” (as defined in the Restricted Stock Purchase Agreement dated as of February 29, 2020, as amended by Amendment No. 1 to Restricted Stock Purchase Agreement dated as of December 23, 2020 (as amended, the “RSA”). Accordingly, any portion of the Equity Awards that remains unvested as of the Separation Date will continue to vest during the term of the Consulting Agreement in accordance with the terms of the applicable Equity Award.
3.
Equity Awards

Exhibit D to this Agreement sets forth all of your outstanding equity awards as of the date hereof that were provided or granted in connection with your performance of services for the Company (collectively, the “Equity Awards”). Exhibit D provides for a summary of the treatment of your Equity Awards in connection with your change in status from employee to consultant and non-employee director as of the Separation Date. As a condition to this Agreement becoming effective, you agree to re-execute and deliver to the Company’s Corporate Secretary the stock power in blank attached as Exhibit D.

4.
Board of Directors
(a)
You are currently a member of the Board of Directors and classified as a Tier III Director whose term expires at the annual stockholders meeting in 2024, subject to your earlier resignation, death or removal. Accordingly, any portion of the Equity Awards that remains unvested as of the Separation Date will continue to vest while you serve on the Board of Directors in accordance with the terms of the applicable Equity Award.

(b)
No modification to any of your outstanding equity awards is intended to occur as a result of the change in your status to a consultant and/or non-employee director except those changes that occur by operation of law.
(c)
Following the Separation Date and so long as you remain a non-employee director, you will be entitled to compensation consistent with the terms of the Non-Employee Director Compensation Policy.
5.
Employee Representations. You specifically represent, warrant, and confirm that as of the date of this Agreement you:
(a)
have not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency;
(b)
have not made any claims or allegations to the Company related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse;
(c)
have been properly paid for all hours worked for the Company as of applicable representation date;
(d)
have received all wages, salary, bonuses and other compensation due from the Company; and
(e)
have not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

As of the Separation Date, you agree to reaffirm each of the foregoing representations and warranties as a condition to receiving the severance benefits.

6.
Release of Claims
(a)
In consideration for, among other terms, your continued employment, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, insurers, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement and as of the Separation Date, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by the Company and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law, including without limitation:
i.
any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Massachusetts Fair Employment Practices Law (MFEPL), the Massachusetts Civil Rights Act (MCRA), the Massachusetts Equal Rights Act (MERA), the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act (MPLA), the Massachusetts Sexual Harassment Statute, the California Constitution, and the California Family Rights Act (CFRA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.
any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;
iii.
any and all Claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; and
iv.
any and all Claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, and shall not waive (A) any rights that cannot be waived as a matter of law, (B) any Claims for coverage under any D&O insurance policy, (C) any Claims for indemnification under any arrangement or agreement between you and the Company, (D) your rights to Claims under state workers' compensation or unemployment laws and your right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the "EEOC"), the California Department of Fair Employment and Housing, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company), and (E) protections against retaliation under the Taxpayer First Act (26 U.S.C. § 2623(d). Further, this general release does not release claims under the California Fair Employment and Housing Act, the California Labor Code or the federal Age Discrimination in Employment Act of 1967, which claims shall be released only upon your execution of the Supplemental Release.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

b.
In granting the release herein, you understand that this Agreement includes a release of all Claims known or unknown. In giving this release, which includes Claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected Claims you may have against the Company. You acknowledge that you may later discover Claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

c.
You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in the Supplemental Release. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state no more than that you cannot provide counsel or assistance.
7.
Return of Property

You warrant and represent that as of the Separation Date you will have returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in your possession, except to the extent the Company deems retention of any of the foregoing is necessary in connection with the performance of your consulting services. You further acknowledge and agree that by the Separation Date you will no longer have access to and do not claim ownership of any of the Company's cloud storage or social media accounts.

8.
Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law and except as disclosed publicly by the Company, including, but not limited to in its securities filings, to keep all Agreement-Related Information completely confidential. "Agreement-Related Information" means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this Section 8 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9.
Other Provisions
a)
Termination of Payments. If you breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies Company may have for such material breach, the Company shall have the right to terminate your employment and your benefits under this Agreement and the Supplemental Release. The termination of such payments in the event of your breach will not affect your obligations under this Agreement or your Continuing Obligations.
b)
Company No Disparagement Covenant. Provided this Agreement and the Supplemental Release become effective, the Company agrees to refrain from any disparaging statements about you. You understand that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. This no-disparagement covenant shall not in any way affect the Company’s obligation to (i) testify truthfully in any legal proceeding, (ii) disclose your name, position and dates of employment in response to any reference inquiries, and (iii) provide truthful information about the reasons for your termination in response to inquiries from any state unemployment insurance agency, in public filings, as required by law, and in any legal or administrative proceeding.
c)
Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or your CIIA limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement or CIIA limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, including unlawful harassment, unlawful discrimination or other conduct you have reasonable cause to believe is unlawful.

d)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
e)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
f)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
g)
Jurisdiction. You and the Company hereby agree that the state and federal courts situated in California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.
h)
Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6, 7, 8 or 9 of this Agreement. You further agree that money damages would be an inadequate remedy for any breach Sections 6, 7, 8 and 9. Accordingly, you agree that if you breach, or propose to breach, Sections 6, 7, 8 or 9, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
i)
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
j)
Entire Agreement. This Agreement (including the Exhibits) and the Equity Documents constitute the entire agreement between you and the Company. This Agreement (including the Exhibits) and the Equity Documents supersede any previous agreements or understandings between you and the Company, except the Continuing Obligations and any other obligations specifically preserved in this Agreement.
k)
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for five (5) business days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Elizabeth Lacy (elacy@pardesbio.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. This Agreement shall become effective on the date it is signed by both parties (the “Effective Date”).
l)
No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.
m)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Delivery of an executed counterpart signature page of this Agreement, by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to Ms. Lacy the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans	3/27/2022
	Thomas G. Wiggans	Date
Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Uri A. Lopatin, M.D.	3/25/2022
Uri A. Lopatin, M.D.	Date

EXHIBIT A

EXECUTIVE SEVERANCE PLAN

[***]

Document has been separately filed as an exhibit to this Annual Report on Form 10-K.

EXHIBIT B

SUPPLEMENTAL RELEASE

I, Uri A. Lopatin, M.D., hereby acknowledge and certify that I entered into that certain transition and separation agreement and general release of claims (the “Agreement”) with Pardes Biosciences, Inc. (the “Company”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, I am required to execute this Supplemental Release, which updates and extends the release of claims set forth in Section 6 of the Agreement, in order to be eligible for certain benefits.

I understand that I may not sign this Supplemental Release until on or after the Separation Date and that I must return it to the Company within twenty-one (21) days after the Separation Date.

I, therefore, agree as follows:

1.
A copy of this Supplemental Release was attached to the Agreement as Exhibit B.
2.
In consideration of the Supplemental Consideration described in Sections 2(b) of the Agreement, for which I become eligible only if I sign this Supplemental Release, I hereby (i) irrevocably and unconditionally release and forever discharge the Releasees generally from any and all claims, including without limitation all claims arising under the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act of 1967 (“ADEA”), that, as of the date I sign this Supplemental Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, and (ii) extend the release of claims set forth in Section 6 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Supplemental Release.
3.
I have carefully read and fully understand all of the provisions of this Supplemental Release, I knowingly and voluntarily agree to all of the terms set forth in this Supplemental Release, and I acknowledge that in entering into this Supplemental Release, I am not relying on any representation, promise or inducement made by the Company, or its respective representatives with the exception of those promises contained in this Supplemental Release and the Agreement. I further acknowledge that I have been advised to discuss all aspects of this Supplemental Release with my attorney.
4.
I agree that this Supplemental Release shall be part of the Agreement.
5.
I acknowledge that I am waiving and releasing any rights I may have under the ADEA, and that this waiver and release is knowing and voluntary. I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Supplemental Release Effective Date (defined below). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) I should consult with an attorney prior to executing this Supplemental Release; (b) I have twenty-one (21) days within which to consider this Supplemental Release; (c) I have seven (7) days following my execution of this Supplemental Release to revoke this Supplemental Release (the “Revocation Period”); (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event I sign this Supplemental Release and return it to the Company in less than the 21-day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. The parties agree that changes, material or immaterial, do not restart the running of the 21-day period. I understand that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Release Effective Date (defined below).

6.
I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

7.
Subject to the “Protected Disclosures and Other Protected Actions” section in the Agreement, I agree to refrain from any disparagement, defamation, libel, or slander of any of the Releasees. I further agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

8.
I specifically represent, warrant, and confirm that as of the Separation Date I:
a.
have not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency;
b.
have not made any claims or allegations to the Company related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse;
c.
have been properly paid for all hours worked for the Company as of applicable representation date;
d.
have received all wages, salary, bonuses and other compensation due from the Company; and
e.
have not engaged in and is not aware of any unlawful conduct relating to the business of the Company.
9.
This Supplemental Release shall become effective on the day immediately following the expiration of the Revocation Period (the “Supplemental Release Effective Date”), provided that I do not revoke this Supplemental Release during the Revocation Period.

Uri A. Lopatin, M.D.

Date

EXHIBIT C

CONSULTING AGREEMENT

[***]

Document has been separately filed as an exhibit to this Annual Report on Form 10-K.

EXHIBIT D

EQUITY AWARD SUMMARY

[***]